Exhibit 10.2

NON-COMPETITION AND CONSULTING AGREEMENT

THIS NON-COMPETITION AND CONSULTING AGREEMENT (this “Agreement”), dated as of January 26, 2021, is entered into by and among Bridge Bancorp, Inc., a New York corporation (“Bridge”), BNB Bank, a wholly owned subsidiary of Bridge, and Howard H. Nolan (“Mr. Nolan” and together with Bridge and BNB Bank, the “Parties”).

WHEREAS, Bridge and Dime Community Bancshares, Inc. (“Dime Community Bancshares”) have entered into an Agreement and Plan of Merger, dated as of July 1, 2020 (the “Merger Agreement”), pursuant to which Dime Community Bancshares will be merged with and into Bridge (the “Merger”), with Bridge as the surviving entity to be operated under the name Dime Community Bancshares; and

WHEREAS, following the Merger, Dime Community Bank will be merged with and into BNB Bank, with BNB Bank as the surviving institution (the “Bank Merger”) to be operated under the name Dime Community Bank; and

WHEREAS, Mr. Nolan currently is employed as Senior Executive Vice President, Chief Operating Officer and Corporate Secretary of Bridge and BNB Bank; and

WHEREAS, as the result of the Merger, the employment of Mr. Nolan will be terminated; and

WHEREAS, in connection with the Merger, the Parties contemplate that Mr. Nolan will serve in a consultant capacity to BNB Bank during the Consulting Period (as defined below).

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the Parties hereto agree, effective as of the Closing (as defined in the Merger Agreement), as follows:

1.            Termination of Employment.

(a) Termination Date. The Parties agree that the Closing Date shall be the last day of Mr. Nolan’s employment with Bridge and BNB Bank and that Mr. Nolan’s employment and service as the Senior Executive Vice President, Chief Operating Officer and Corporate Secretary of Bridge and BNB Bank shall terminate as of the Closing Date. Effective as of the Closing Date, Mr. Nolan hereby resigns from all positions as an officer, director, benefit plan trustee or otherwise with respect to Bridge and BNB Bank or any of their subsidiaries and Mr. Nolan is not required to provide further notice of such resignations.

(b) Consideration. The Parties hereto acknowledge and agree that the Parties are entering into this Agreement in consideration of the premises and mutual covenants contained herein and in consideration of the benefits received by Mr. Nolan in connection with this Agreement. For purposes of Section 280G of the Internal Revenue Code of 1986, as amended, the Parties hereto agree that the fair market value of the non-competition and non-solicitation restrictions in Sections 4(a) and 4(b) of this Agreement is $780,000 (the “Consideration”).

2.            Consulting Services and Term of Services.

(a) Services.  During the Consulting Period, as defined below, Mr. Nolan shall provide the following services to Bridge and BNB Bank (the “Services”): (a) contact and make himself available to former BNB Bank customers in order to encourage them to continue their relationships with BNB Bank, (b) provide services relating to the post-closing integration of Dime Community Bank with and into the Bank, including the data systems conversion, (c) work with and assist in the preparation of the Annual Report on Form 10-K for the year ended December 31, 2020 and the proxy statement for the annual meeting of shareholders of Bridge to be held following the year ended December 31, 2020, and (d) perform such other services as may be reasonably requested by BNB Bank from time to time and that are consistent with Mr. Nolan’s duties and responsibilities immediately prior to the Closing Date. During the Consulting Period, Mr. Nolan agrees to perform his duties diligently and to the best of his ability, and not to do anything that could reasonably be expected to be detrimental to the best interests of Bridge and BNB Bank, to use his best efforts, skill and ability to promote the interests of Bridge and BNB Bank and to devote such portion of his time, attention, energy, skill and efforts to the business and affairs of Bridge and BNB Bank as reasonably required to fulfill the duties assigned to him under this Agreement. The Bank, Bridge and Mr. Nolan agree that Mr. Nolan’s services shall not exceed one-hundred sixty (160) hours per month. The Consulting Period shall begin the day after the Closing Date and shall terminate on June 30, 2021 (the “Consulting Period”). Thereafter, this agreement may be extended or amended by mutual agreement upon 30 days notice prior to June 30, 2021. References to Bridge shall mean Dime Community Bancshares following the Merger and references to BNB Bank shall mean Dime Community Bank following the Bank Merger.

(b) Consulting Fee. In exchange for the Services performed hereunder, Bridge and BNB Bank agree to pay Mr. Nolan $50,000 per month, pro-rated as necessary for a partial month, during the Consulting Period (the “Consulting Fee”). The Consulting Fee for the Services shall be paid within ten (10) days following the last day of each calendar month during the Consulting Period.  The Consulting Fee shall be pro-rated for any month in which the Consulting Period expires.

(c) Expense Reimbursement.  After the Closing Date, Bridge and BNB Bank shall reimburse Mr. Nolan for reasonable business expenses incurred during the course of performing the Services during the Consulting Period, in a manner consistent with the applicable expense reimbursement policies of Bridge and BNB Bank, provided that such reimbursement shall be made as soon as practicable but in no event later than thirty (30) days after which such right to such reimbursement occurred.

(d) Administrative Matters. During the Consulting Period, subject to compliance with all applicable Bridge policies and procedures, Mr. Nolan shall be provided with his current office space with reasonable existing secretarial support. In addition, following the Closing Date, Bridge shall take such steps as are necessary to transfer Mr. Nolan’s current cell phone number to his name and allow Mr. Nolan to retain ownership of his current laptop computer.

(e) Status as Independent Contractor. In all matters relating to the Services, Mr. Nolan shall be acting as an independent contractor. Neither Mr. Nolan, nor any affiliated employees or subcontractors, shall be the agent(s) or employee(s) of Bridge or BNB Bank under the meaning or application of any federal or state laws, including but not limited to unemployment insurance or worker’s compensation laws. Mr. Nolan will be solely responsible for all income, business or other taxes imposed on the recipient and payable as a result of the fees paid for the Services. Mr. Nolan shall not sign any agreement or make any commitments on behalf of Bridge or BNB Bank or bind Bridge or BNB Bank in any way, nor shall Mr. Nolan make any public statements concerning the Services that purport to be on behalf of Bridge or BNB Bank, in each case without prior express written consent from Bridge or BNB Bank. Except as otherwise may conflict with the other provisions of this Agreement, Mr. Nolan shall perform the Services on a non-exclusive basis and shall be free to accept other engagements during the term of this Agreement. The Parties hereby acknowledge and agree that neither Bridge nor BNB Bank has the right to control the manner, means, or method by which Mr. Nolan performs the Services.

3.            Restrictive Covenants and Term of Restricted Period.

(a) Non-Competition. In exchange for the Consideration in Section 1(b) of this Agreement, during the period commencing on the Closing Date and ending thirteen (13) months following the Closing Date (the “Restricted Period”), Mr. Nolan shall not, directly or indirectly, become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker that has its main office, or a majority of its branch offices, in Nassau and/or Suffolk Counties, New York.

(b) Non-Solicitation. In exchange for the Consideration in Section 1(b) of this Agreement, during the Restricted Period, Mr. Nolan shall not, directly or indirectly, (i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of BNB Bank, Bridge or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of BNB Bank or Bridge or any of their direct or indirect subsidiaries or affiliates or has headquarters or offices within the counties in which BNB Bank or Bridge has business operations or has filed an application for regulatory approval to establish an office; or (ii) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of BNB Bank or Bridge to terminate an existing business or commercial relationship with BNB Bank or Bridge.

(c) Disparaging Comments. Commencing on the Closing Date and thereafter, Mr. Nolan shall not at any time, directly or indirectly, make, publish or communicate to any person or entity or in any public forum any comments or statements, whether expressed as a fact, opinion or otherwise, which is intended or reasonably likely to disparage, malign, defame, libel or slander Bridge, BNB Bank or their subsidiaries or affiliates, together with all of their respective past and present directors and officers, as well as their respective past and present managers, officers, shareholders, partners, employees, agents, attorneys, suppliers, investors, customers, and other associated third parties, and each of their predecessors, successors and assigns (the “Bridge Entities and Persons”) or make any disparaging or defamatory comments concerning any aspect of the termination of his employment relationship with BNB Bank or Bridge. Bridge shall instruct its officers and directors not to make or issue any statement that disparages Mr. Nolan to any third parties or otherwise encourage or induce others to disparage him. The term “disparage” includes, without limitation, comments or statements adversely affecting in any manner (i) the conduct of the business of Bridge Entities and Persons or Mr. Nolan, or (ii) the business reputation of Bridge Entities and Persons or Mr. Nolan. Nothing in this Agreement is intended to or shall prevent either Party from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Parties shall promptly provide written notice of any such order to the other Party.

(d) Confidentiality. All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of Bridge, BNB Bank or their affiliates shall belong to Bridge and shall be given up to Bridge whenever Bridge requires Mr. Nolan to do so. Mr. Nolan shall not, at any time on or after the Closing Date, without Bridge’s prior written consent, disclose to any person (individual or entity) any information or any trade secrets, plans or other information or data, in whatever form (including, without limitation, any financing strategies and practices, pricing information and methods, training and operational procedures, advertising, marketing, and sales information or methodologies or financial information concerning Bridge’s, BNB Bank’s, or any of their affiliated companies’ or customers’ practices, businesses, procedures, systems, plans or policies (collectively, “Confidential Information”), nor shall Mr. Nolan utilize any Confidential Information in any way or communicate with or contact any such customer other than in connection with the Services. Mr. Nolan confirms that all Confidential Information constitutes Bridge’s exclusive property, and that all of the restrictions on his activities contained herein and such other nondisclosure policies of Bridge, BNB Bank or their affiliates are required for Bridge’s reasonable protection. Confidential Information shall not include any information that has otherwise been disclosed to the public not in violation of this Agreement. This confidentiality provision shall survive the termination of this Agreement and shall not be limited by any other confidentiality agreements entered into with Bridge, BNB Bank or their affiliates. Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), Mr. Nolan acknowledges that he shall not have criminal or civil liability under any federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such statute. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 6 do not prohibit Mr. Nolan from reporting violations of federal or state law or regulation to any governmental agency or from making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor do the confidentiality obligations require Mr. Nolan to notify Bridge regarding any such reporting, disclosure or cooperation with the government.

4.            Cooperation. During the twelve (12) month period following the Closing Date, Mr. Nolan agrees to make himself reasonably available (after taking into account his reasonable personal and professional schedule) to cooperate with Bridge in matters that concern: (i) requests for information about the services Mr. Nolan provided to Bridge, its affiliates and their predecessors, (ii) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Bridge, its affiliates and their predecessors which relate to events or occurrences involving the Services or to matters involving Bridge and BNB Bank, or (iii) any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while Mr. Nolan was providing the Services to Bridge, or to matters involving Bridge and BNB Bank. Mr. Nolan’s cooperation shall include, but is not limited to: (A) making himself reasonably available to meet and speak with officers or employees of Bridge, Bridge’s counsel or any third-parties at the request of Bridge at times and locations to be determined by Bridge reasonably and in good faith, and (B) giving accurate and truthful information at any interviews and accurate and truthful testimony in any legal proceedings or actions. Unless required by law or legal process, Mr. Nolan will not knowingly or intentionally furnish information to or cooperate with any non-governmental entity in connection with any potential or pending proceeding or legal action involving matters arising during Mr. Nolan’s employment with Bridge, its affiliates and their predecessors.

5.            Section 409A; Other Tax Matters. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section and intend that this Agreement shall be construed and administered in accordance with such intention. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.

6.            Withholding. Notwithstanding any other provision of this Agreement, Bridge or BNB Bank may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes required to be withheld by applicable laws or regulations.

7.            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

8.            Entire Agreement. This Agreement sets forth the entire agreement between the Parties concerning Mr. Nolan’s service as a consultant to Bridge and BNB Bank and supersedes any other written or oral promises concerning the subject matter of this Agreement, except that all capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement. No waiver or amendment of this Agreement will be effective unless it is in writing, refers to this Agreement, and is signed by the Parties.

9.            Successors and Assigns. This Agreement is binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.

10.          Termination. If the Closing does not occur or the Merger Agreement is terminated prior to the Effective Time (as defined in the Merger Agreement), then this Agreement shall terminate ab initio and be of no further force or effect.

11.          Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted within fifteen (15) miles of Hauppauge, New York, in accordance with the Employment Rules of the American Arbitration Association then in effect and with Bridge paying the costs of arbitration.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

BRIDGE BANCORP, INC.

By:	/s/ Kevin O'Connor
Name:	Kevin O'Connor

BNB BANK

By:	/s/ Kevin O'Connor
Name:	Kevin O'Connor

/s/ Howard H. Nolan
HOWARD H. NOLAN

[Signature Page to Howard H. Nolan Consulting and Non-Competition Agreement]

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